C$500,000,000	Filed pursuant to rule 433
5.160% Fixed Rate/Floating Rate Subordinated Notes due 2027

File No. 333-132177
Terms and Conditions:

Issuer:	Citigroup Inc.

Ratings:	Aa2/AA-/AA/AA (Moody’s / S&P / Fitch/DBRS)
Trade Date:	May 10, 2007
Settlement Date:	May 24, 2007 (T+9 days)
Maturity:	May 24, 2027
Par Amount:	Canadian dollars 500,000,000
Ranking:	Subordinated
Coupon:	5.160% per annum in equal semiannual installments during the period from the Settlement Date to but excluding May 24, 2022 (the “fixed rate period); one-month CDOR plus 0.80% per annum during the period from and including May 24, 2022 to but excluding the Maturity Date (the “floating rate period”)
Public Offering Price:	99.938%
Spread:	+97.7 basis points over the CAN 4.00% 06/01/2016 (or +93 basis points over the interpolated CAN 4.00% 06/01/2016 and the CAN 8.00% 06/01/2023 curve).
Benchmark Bond:	CAN 4.00% 06/01/2016
Benchmark Canada Price:	98.590%
Benchmark Bond Yield:	4.189%
New Issue Yield:	5.166%
Net Proceeds to Citigroup:	C$ 497,440,000 (before expenses)
Interest Payment Dates:	Semiannually on May 24 and November 24 of each year with respect to the fixed rate period; monthly on the 24th of each month with respect to the floating rate period. Following business day convention during the fixed rate period; thereafter modified following business day convention. Business days: Toronto.
First Coupon:	November 24, 2007.
Day Count:	During the fixed rate period, equal semiannual installments and, in the case of a period of less than a full semi-annual period, Actual/365; during the floating rate period, Actual/365.
Defeasance:	Applicable. Provisions of Sections 11.03 and 11.04 of the Indenture apply.
Redemption at Issuer Option:	Applicable at issuer option on May 24, 2022 and on each Interest Payment Date thereafter at par plus accrued interest. Redemption as a whole, not in part.
Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons. Redemption as a whole, not in part.
Sinking Fund:	Not applicable.
Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange.
Depository and Settlement:	CDS Clearing and Depository Services Inc.
Clearing Systems:	CDS/Euroclear/Clearstream
Form of Note:	Registered Global Note
Governing Law:	New York

C$500,000,000	Filed pursuant to rule 433
5.160% Fixed Rate/Floating Rate Subordinated Notes due 2027

File No. 333-132177

Issuer:	Citigroup Inc.

Documentation:	SEC registered, Canadian wrap for sales to Canadian accredited investors.
Minimum Denomination / Multiples:	C$ 100,000/ multiples of C$ 1,000 in excess thereof
Sole Book Manager:	Merrill Lynch Canada Inc.
Joint Lead Manager: Co-Managers:	Citigroup Global Markets Inc. National Bank Financial Inc. RBC Dominion Securities Inc. TD Securities Inc.
CUSIP:	172967 EB 3
ISIN:	CA172967EB37
Fiscal Agent:	Citibank, N.A., London branch
Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-132177. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.